                                                                    EXHIBIT 99.9

                            _______________________

                               PURCHASE AGREEMENT


                         DATED AS OF FEBRUARY 25, 1998


                                 BY AND BETWEEN


                          PREMIER LASER SYSTEMS, INC.


                                      AND


                                     SELLER


                            _______________________

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----
ARTICLE I    DEFINITIONS...............................................   2
     1.1  Defined Terms................................................   2

ARTICLE II   PURCHASE AND SALE OF SHARES...............................   4
     2.1  Purchase and Sale of Shares..................................   4
     2.2  Purchase Consideration.......................................   5
     2.3  Closing......................................................   5
     2.4  Purchase Consideration Adjustment............................   6
     2.5  Rescission of Tender Offer...................................   6

ARTICLE III  REPRESENTATIONS AND WARRANTIES............................   7
     3.1  Representations and Warranties of Premier....................   7
     3.2  Representations and Warranties of Seller.....................   9

ARTICLE IV   COVENANTS.................................................  12
     4.1  Covenants of the Seller......................................  12
     4.2  Covenants of Premier.........................................  13
     4.3  Reasonable Best Efforts......................................  14

ARTICLE V    CONDITIONS TO CLOSING.....................................  14
     5.1  Conditions to Obligation of Premier..........................  14
     5.2  Conditions to Obligations of the Seller......................  15

ARTICLE VI   INDEMNIFICATION...........................................  15
     6.1  Indemnification by Premier...................................  15
     6.2  Losses Net of Insurance, etc.................................  16
     6.3  Termination of Indemnification...............................  16
     6.4  Procedures Relating to Indemnification Under Article VI......  16
     6.5  Arbitration..................................................  18

ARTICLE VII  GENERAL PROVISIONS........................................  19
     7.1  Termination, Abandonment or Rescission of Purchase Agreement.  19
     7.2  Counterparts.................................................  20
     7.3  Notices......................................................  21
     7.4  Governing Law................................................  22
     7.5  Interpretation...............................................  22
     7.6  Successors and Assigns.......................................  22

                                                                        Page
                                                                        ----
     7.7   Entire Agreement; No Oral Waiver; Construction..............  22
     7.8   Severability................................................  23
     7.9   No Third-party Rights.......................................  23
     7.10  Remedies....................................................  23
     7.11  Further Assurances..........................................  23
     7.12  Survival of Representations.................................  23
     7.13  No Restrictions on Directors................................  24

          This Purchase Agreement ("Purchase Agreement") is made and entered into as of February 25, 1998, by and between Premier Laser Systems, Inc., a California corporation ("Premier") and Mark S. Blumenkranz, M.D. and Recia Blumenkranz (collectively, the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, the Seller owns in the aggregate, and on the Closing Date (as defined herein) the Seller will own, of record and beneficially, 421,052 shares of Ophthalmic Imaging Systems, a California corporation (the "Company") common stock, no par value (the "Common Stock") (including the associated preferred share purchase rights (the "Rights")) issued pursuant to the Rights Agreement, dated as of December 31, 1997, as amended (the "Rights Agreement"), between Company and American Securities Transfer, Inc. (the "Rights Agent") (the Rights together with the Common Stock constitute the "Shares");

          WHEREAS, the Seller holds certain officer or director positions with the Company that require fiduciary duties with respect to the Company;

          WHEREAS, Premier is currently attempting to purchase additional shares of the Company Common Stock under separate purchase agreements (the "Other Agreements"), between Premier and a number of sellers who hold no defined fiduciary responsibilities to the Company;

          WHEREAS, as a condition and an inducement to the Seller to enter into this Purchase Agreement, Premier has agreed to commence a tender offer (the "Tender Offer") for the remainder of the Company Common Stock following the completion of the transactions related to this Purchase Agreement and the Other Agreements and if such Tender Offer is subsequently withdrawn, abandoned, or terminated by Premier without Premier having purchased all Shares validly tendered thereunder, such Shares will be re-exchanged to Sellers by Premier for the consideration paid pursuant hereto by Premier;

          WHEREAS, concurrent with the execution of this Purchase Agreement, and as a condition hereto and thereto, the Company and Premier will enter into a Stock Purchase Agreement (the "Acquisition Agreement") of even date herewith setting forth the terms and conditions of such Tender Offer and the acquisition by Premier of any such Company Common Stock;

          WHEREAS, the parties want to insure that the Seller receives compensation for his shares of Company Common Stock tendered under this Purchase Agreement at a rate equal to that which is to be paid under the Tender Offer;

          WHEREAS, the Stock Consideration (as herein defined) could appreciate or decline in value between the Closing Date and the date the Tender Offer closes;

          WHEREAS, in order to insure Seller receives the same per share compensation relative to the parties who tender shares under the Tender Offer, the number of shares of Premier Common Stock (as herein defined) issued to Seller may need to be retroactively readjusted at the Tender Offer's closing;

          WHEREAS, the Seller desires to sell, and Premier wishes to purchase, the Shares upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          1.1  Defined Terms.  Terms not otherwise defined herein shall have the
               -------------
following meanings:

     "Acquisition Agreement" means the Stock Purchase Agreement by and between
      ---------------------
Premier and Company of even date herewith, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "Affiliate" means, when used with respect to another Person, any Person who
      ---------
is, whether directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

     "Beneficially Own" has the meaning given such term in Rule 13d-3 under the
      ----------------
Exchange Act, as in effect on the date hereof. As used herein, the phrases "beneficial ownership" and "beneficial owner" have correlative meanings.

     "Business Combination" means (i) any merger, reorganization, share exchange
      --------------------
consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (ii) any purchase or sale of all or any significant portion of the assets of the Company, (iii) any issuance or other sale by the Company of any shares of Company Common Stock or (iv) any issuance or other sale by the Company of securities representing 20% or more of beneficial ownership of the Company or any of its Subsidiaries (as defined herein).

     "Business Day" means any day that is not a Saturday, Sunday or other day on
      ------------
which banks are required or authorized by law to be closed in California.

     "Closing Date" means the earlier of (i) the second Business Day following
      ------------
the date hereof and (ii) such other date and time as the parties shall otherwise mutually agree.

     "Dollars" and "$" mean lawful currency of the United States of America.
      -------       -

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "Governmental Authority" means any foreign, federal, state or local
      ----------------------
government or any court, administrative agency or commission or other governmental agency or authority, whether domestic or foreign.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit
      ----
arrangement, encumbrance, lien (statutory ore other), charge or security interest; or any preference, priority or other arrangement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "material adverse effect" with respect to any Person means a material
      -----------------------
adverse effect (i) on the financial condition, business, liabilities, properties, assets or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Purchase Agreement.

     "Person" means an individual, partnership, limited liability company,
      ------
corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Purchase Agreement" means this Purchase Agreement, as amended,
      ------------------
supplemented or otherwise modified from time to time in accordance with its terms.

     "Registration Rights Agreement" means the Registration Rights Agreement in
      -----------------------------
the form of Exhibit "A" to be executed by and between Premier and the Seller on the Closing Date.

     "Restrictions" means, when used with respect to any specified security, any
      ------------
stockholders or other trust agreement, option, warrant, escrow, proxy, buy-sell agreement, power of attorney or other contract, agreement or arrangement which
(i) grants to any Person the right to sell or otherwise dispose of or vote such specified security or any interest therein or (ii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits by reason of, the ownership of such specified security.

     "Stock Component" means the quotient (rounded to the nearest 1/100,000)
      ---------------
determined by dividing $0.25 by the average closing sales price for Premier Common Stock (as hereinafter defined) as reported on The Nasdaq Stock Market, Inc. ("NASDAQ") as published in The Wall Street Journal or, if not published therein, an another authoritative source, for either (i) fifteen (15) consecutive trading days (each, a "Trading Day") immediately preceding the Closing Date or (ii) the thirty (30) consecutive Trading Days ending fifteen
(15) Trading Days prior to the Closing Date, whichever yields the lowest number of shares of Premier Common Stock. Notwithstanding any other provision of this Purchase Agreement, if Seller would have otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all shares tendered by Seller) he, she or it shall receive, in lieu thereof, cash in an amount equal to the fractional part of the Premier Common Stock multiplied by the "market price" of one share of Premier Common Stock, payable as part of the Purchase Consideration. The "market price" of one share of Premier Common Stock shall be the closing price of such common stock as reported on NASDAQ (as published in the Wall Street Journal or, if not published therein, any other authoritative source) on the last Trading Day preceding the Closing Date.

     "Subsidiary" of any Person means another Person, an amount of the voting
      ----------
securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

     "Transactions" means the transactions described in Section 2.3(b).
      ------------


                                  ARTICLE II

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

          2.1  Purchase and Sale of Shares.  Upon the terms and subject to the
               ---------------------------
conditions of this Purchase Agreement, Premier agrees to purchase from the Seller, and the Seller agrees to sell to Premier, the Shares free and clear of any Lien or Restriction created by the Seller (other than any Lien or Restriction imposed pursuant to the terms of this Purchase Agreement) or otherwise binding upon any such Shares in exchange for the Purchase Consideration (as defined in Section 2.2 of Purchase Agreement), as may be adjusted pursuant to Section 2.4 hereof.

          2.2   Purchase Consideration.  Premier shall pay to Seller in respect
                ----------------------
of each share of Company Common Stock sold and purchased hereunder (a) $1.75 net in cash (the "Cash Consideration"); (b) that number of shares of Premier Class A Common Stock, no par value (the "Premier Common Stock"), equal to the Stock Component (the "Stock Consideration"); (c) one Premier Class C Warrant (the "Class C Warrant"); and (d) one Premier Class D Warrant (the "Class D Warrant" together with the Class C Warrant, the "Warrant Consideration") (the Cash Consideration, the Stock Consideration and the Warrant Consideration together constitute the "Purchase Consideration").

          2.3   Closing.
                -------

          (a) Unless this Purchase Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1(a) and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing (the "Closing") of the transactions contemplated
                                      -------
by Section 2.1 will take place on the earlier of (i) the second Business Day following the date hereof and (ii) such other date, time and place as the parties shall otherwise mutually agree (in either event, the date of the Closing being referred to herein as the "Closing Date").
                                 ------------

          (b)   At the Closing, the following actions (collectively, the

"Transactions") shall occur:
-------------

          (i) Premier shall pay or cause to be paid the aggregate Cash Consideration to or for the account of the Seller by wire transfer to such bank account (the "Designated Bank Account") as the Seller shall designate in writing prior to the Closing Date;

          (ii) At the effective time of the Closing, Premier shall issue shares of Premier Common Stock constituting the Stock Consideration to the Seller as directed by the Seller in writing prior to the Closing Date;

          (iii) At the effective time of the Closing, Premier shall issue the warrants constituting the Warrant Consideration (in the form attached hereto as Exhibits "B" and "C") to the Seller as directed by the Seller in writing prior to the Closing Date;

          (iv) The parties shall execute and deliver, the Registration Rights Agreement;

          (v) The Seller shall deliver or cause to be delivered to Premier or its designee such documents as Premier may reasonably request, including certificates for all Shares to evidence the transfer to Premier of good and marketable title in and to all of the Shares owned by the Seller free and clear of any Lien or Restriction on such Shares (other than any Lien or Restriction imposed pursuant to the terms of this Purchase Agreement) or the applicable federal or state securities laws, and

          (vi) Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under
     Article V.

          2.4  Purchase Consideration Adjustment.  In order to insure that
               ---------------------------------
Seller receives the same per share Purchase Consideration as that to be paid under the Tender Offer, Seller hereby agrees to allow Premier to retroactively readjust the amount of Purchase Consideration previously paid or granted to Seller if, at the Expiration Date (as that term is defined and used within the Acquisition Agreement) the Cash Consideration, the Stock Consideration or the Warrant Consideration that Seller would have received under the Tender Offer differs from that initially paid or granted to Seller under this Purchase Agreement. If such Warrant Consideration amounts are disparate, Premier shall either grant Seller the right to purchase additional shares of Premier Common Stock (the "Additional Warrant Shares") or cancel Seller's existing documentation evidencing the Warrant Consideration and reissue new documentation evidencing the reduced number of shares Seller is eligible to purchase. Similarly, if the Stock Consideration amounts are found to be disparate, Premier shall either issue Seller additional shares of Premier Common Stock (the "Additional Stock Payment Shares") or cancel Seller's existing shares and reissue a certificate evidencing fewer shares to the effect that Seller shall ultimately receive the same per share Stock Compensation as would have been provided under the Tender Offer. If the amounts of Cash Consideration are disparate and in Seller's favor, Premier shall pay Seller the additional cash. If such difference is in Premier's favor, Seller shall remit the difference in cash to Premier. The readjustment and exchange of Cash Consideration shall be completed to the effect that Seller receives the same per share Cash Consideration as he or she would have under the Tender Offer.

          2.5  Rescission of Tender Offer.  If (i) Premier withdraws, abandons,
               --------------------------
or terminates the Tender Offer without Premier purchasing all Shares validly tendered, (ii) the Tender Offer expires without Premier purchasing all Shares validly tendered, or (iii) the Acquisition Agreement is terminated pursuant to
Section 7.1(b) hereof, then at the election of either Premier or Seller: (a) this Purchase Agreement shall be rescinded; (b) Seller shall return the Purchase Consideration to Premier; (c) the certificates representing the shares of Stock Consideration and the documentation evidencing the Warrant Consideration shall be canceled; and (d) Premier shall return the certificates evidencing the shares of Company Common Stock to the Seller. The Stock Consideration and Warrant Consideration issued to Seller and the Shares purchased by Premier shall be legended to reflect the possibility of such recission.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          3.1  Representations and Warranties of Premier.  Premier represents
               -----------------------------------------
and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

          (a)  Organization, Standing and Corporate Power.  Premier is duly
               ------------------------------------------
organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted. Premier is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect with respect to Premier.

          (b)  Corporate Authorization.  The execution, delivery and performance
               -----------------------
by Premier of this Purchase Agreement and the consummation by Premier of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Premier. This Purchase Agreement has been duly executed and delivered by Premier and constitutes a valid and binding agreement of Premier, enforceable against Premier in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding or equity or at law).

          (c)  No Conflict.  Other than the filing of a Form 4 and an amendment
               -----------
to Premier's report on Schedule 13D under the Exchange Act, and no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Purchase Agreement or the Registration Rights Agreement by Premier and the consummation by Premier of the transactions contemplated hereby and thereby, except for such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Premier, and its Subsidiaries, taken as a whole, or to prevent or materially delay the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Purchase Agreement or the Registration Rights Agreement by Premier nor the consummation by Premier of the transactions contemplated hereby or thereby, nor compliance by Premier with any of the provisions hereof or thereof (i) conflicts with or results in any breach of the Articles of Incorporation or bylaws of Premier, (ii) contravenes, conflicts with or would constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon Premier, or (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any right or obligation of Premier or any of its Subsidiaries or to a loss of any benefit to which Premier or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding on Premier or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Premier or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have a material adverse effect on Premier or any of its Subsidiaries taken as a whole.

          (d) No Required Vote.  No vote of the holders of any class of the
              ----------------
outstanding capital stock of Premier is necessary to approve this Purchase Agreement or the Transactions.

          (e) Reservation of Premier Common Stock.  The Premier Common Stock and
              -----------------------------------
Warrant Consideration to be issued to Seller as Purchase Consideration pursuant to this Purchase Agreement and any Premier Common Stock purchasable upon exercise of such Warrant Consideration, have been reserved solely for issuance and delivery to Seller, and when issued, will be duly and validly issued, fully paid and nonassessable, and such issuances will not violate any pre-emptive rights under applicable law, Premier's Articles of Incorporation or bylaw, contract or agreement, or otherwise.

          (f) Limitations on Transferability.   Premier acknowledges that the
              ------------------------------
Shares are being acquired from an Affiliate of the Company without registration under the Securities Act or the securities laws of any other applicable jurisdiction, and that such Shares are being sold to Premier pursuant to an exemption thereto. Premier is acquiring the Shares solely for its own account, for investment purposes only, and not with an intent or view to their distribution within the meaning of Section 2(11) of the Securities Act. Premier understands that such Shares may not be freely transferable without registration under the Securities Act or the securities laws of any other applicable jurisdiction unless subsequently registered or an exemption therefrom is available. Premier also acknowledges that the transferability of the Shares is limited by the terms of this Purchase Agreement.

          (g) Legend.  In furtherance of the agreements contained in Section
              ------
3.1(f) and in keeping with the possibility that Tender Offer might not be consummated, Premier agrees that the certificate or certificates representing the Shares Beneficially Owned by Premier following the Closing shall bear, until the consummation of the Tender Offer is effected, the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND ARE SUBJECT TO POSSIBLE

     EXCHANGE UNDER THAT CERTAIN PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") OF EVEN DATE HEREWITH BETWEEN PREMIER LASER SYSTEMS, INC. AND THE HOLDER.

          The Company will exchange certificates without the foregoing legend upon the request of Premier at such time as the restrictions imposed by this Purchase Agreement are no longer applicable.

          3.2  Representations and Warranties of Seller.  The Seller represents
               ----------------------------------------
and warrants to Premier as of the date hereof and as of the Closing Date as follows:

          (a)  Organization, Standing and Power of the Seller.  The Seller has
               ----------------------------------------------
the requisite power and authority and legal capacity to enter into and perform all of its obligations under this Purchase Agreement, to consummate the Transactions (including transferring the Shares to Premier). Neither the execution and delivery of this Purchase Agreement by the Seller nor the consummation by the Seller of the Transactions nor compliance by the Seller with the provisions hereof conflicts with or results in a breach of any agreement, other than such agreements, the conflict with or breach of which, individually or in the aggregate, could not reasonably be expected to prevent or materially delay the consummation of the Transactions.

          (b)  Enforceability. This Purchase Agreement has been duly and validly
               --------------
authorized, executed and delivered by the Seller and constitutes the Seller's valid and binding agreement, enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (c)  Title to Shares. At the Closing the Seller will be the direct and
               ---------------
record owner of the Shares. Other than options to purchase 105,000 shares of Company Common Stock, the Seller does not own or have the right to acquire, whether presently exercisable or at any time in the future, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Shares including, but not limited to, any options held by Seller. No person has the right to acquire, and the Seller is not a party to any contract, understanding, commitment, arrangement or other agreement to sell, transfer or otherwise dispose of, any shares of Company Common Stock owned by or issuable to the Seller. At the Closing, the Seller will have good and valid title to the Shares, free and clear of any Liens or Restrictions and they will have the full legal right, power and authority to assign, transfer and deliver such shares to Premier pursuant hereto. On the Closing Date, the

Seller will have the sole voting power, and sole power of disposition, with respect to all of such Shares and there will be no restrictions on the Seller's ability to transfer such Shares.

          (d) No Conflict.  Except for the filing of a Form 4 with the
              -----------
Securities and Exchange Commission, Nasdaq, the Boston Stock Exchange, and the Company, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Purchase Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, other than such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Seller, if any, taken as a whole, or to prevent or materially delay the consummation of the Transactions.

          (e) Investment Intention.  The Seller is acquiring the Stock
              --------------------
Consideration and the Warrant Consideration for its own account as principal for investment and not with a view to resale or distribution or with any present intention of distributing or selling the same. The Seller is fully aware that the Stock Consideration and the Warrant Consideration have not been registered under the Securities Act or under any applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such laws. The Seller is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. The Seller is able to bear the economic risk of the investment in the Stock Consideration and the Warrant Consideration and has such knowledge and experience in financial and business matters, and knowledge of the business of Premier, as to be capable of evaluating the merits and risks of a prospective investment.

          (f) Limitations on Transferability.  Seller acknowledges that it may
              ------------------------------
not transfer any of the Stock Consideration or the Warrant Consideration received by it pursuant hereto unless and until the same are registered under the Securities Act and any applicable state securities laws, or unless an exemption from such registration is available. Seller acknowledges that transferability of the Stock Consideration and Warrant Consideration also is limited by the terms of this Purchase Agreement.

          (g) Legend.  In furtherance of the agreements contained in Sections
              ------
3.2(e) and (f), the Seller agrees that the certificate or certificates representing:

              (i) the Stock Consideration Beneficially Owned by Seller shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE

     SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (I) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, (II) THE SALE IS MADE PURSUANT TO RULE 144 UNDER THE ACT, IF AVAILABLE, AND EXEMPTIONS FROM REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS OR (III) AN OPINION IS OBTAINED FROM COUNSEL TO THE HOLDER, REASONABLY SATISFACTORY TO COUNSEL TO PREMIER LASER SYSTEMS, INC. THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND ARE SUBJECT TO POSSIBLE CANCELLATION UNDER THAT CERTAIN PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") OF EVEN DATE HEREWITH BETWEEN PREMIER LASER SYSTEMS, INC. AND THE HOLDER.

               (ii) the Warrant Consideration Beneficially Owned by Seller shall bear the following legend:

     THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY APPLICABLE STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (I) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, (II) THE SALE IS MADE PURSUANT TO RULE 144 UNDER THE ACT, IF AVAILABLE, AND EXEMPTIONS FROM REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS OR (III) AN OPINION IS OBTAINED FROM COUNSEL TO THE HOLDER, REASONABLY SATISFACTORY TO COUNSEL TO PREMIER LASER SYSTEMS, INC. THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND ARE SUBJECT TO POSSIBLE CANCELLATION UNDER THAT CERTAIN PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") OF EVEN DATE HEREWITH BETWEEN PREMIER LASER SYSTEMS, INC. AND HOLDER.

     Premier will exchange certificates without the foregoing legend upon the request of Seller at such time as (i) the restrictions imposed by this Purchase Agreement are no longer applicable; and (ii) the holder thereof may sell such shares or warrants without registration of such sale under the Securities Act, as evidenced (if requested by Premier) by an opinion of counsel to such holder.

     (h)  No Broker.  No investment banker, broker, finder, consultant or
          ---------
intermediary is entitled to be paid any investment banking, brokerage, finder's or similar fee or commission by any Seller in connection with this Purchase Agreement or the Transactions for which the Seller or Premier would be liable following the Closing.


                                  ARTICLE IV

                                   COVENANTS
                                   ---------

          4.1  Covenants of the Seller.
               -----------------------

          (a)  Binding Obligations.  Notwithstanding, and without in any way
               -------------------
limiting, any other provision of this Purchase Agreement, the Seller acknowledges that, subject to the satisfaction (or waiver by it) of the conditions set forth in Section 5.2, its obligation to consummate the Transactions, including the sale to Premier of the Shares, is absolute and unconditional and shall not terminate except in accordance with Section 7.1, irrespective of, without limitation, any receipt of the Company of any proposal for a Business Combination or any resolution by the Board of Directors of the Company to approve a Business Combination or otherwise.

          (b)  Return of Purchase Consideration. If (i) Premier withdraws,
               --------------------------------
abandons, or terminates the Tender Offer without Premier purchasing all Shares validly tendered, (ii) the Tender Offer expires without Premier purchasing all Shares validly tendered, or (iii) this Purchase Agreement is terminated pursuant to Section 7.1 hereof, then this Purchase Agreement shall be rescinded and Seller agrees to return the Purchase Consideration to Premier.

          (c)  Exchange of Stock Consideration or Warrant Consideration.  In the
               --------------------------------------------------------
event the Stock Consideration or Warrant Consideration must be adjusted as described in Section 2.4, Seller hereby agrees to return to Premier, within five
(5) business days after notice, the certificate(s) reflecting the shares of Premier Common Stock and/or the documentation related to the Warrant Consideration for reissuance.

           4.2 Covenants of Premier.
               --------------------

           (a) Restriction on Transfer of Shares.   Following the Closing and
               ---------------------------------
until the consummation of the transactions contemplated under the Tender Offer, Premier shall not, directly or indirectly, without prior written consent of the Seller and except pursuant to or as expressly contemplated hereby, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option, or other arrangement or understanding (including any profit-sharing agreement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares, or commit or agree to take any of the foregoing actions.

           (b) Registration Rights Agreement. Premier shall cause the parties to
               -----------------------------
enter into that certain Registration Rights Agreement in the form of Exhibit
"A."

           (c) Purchases of Company Common Stock Prior to the Closing.  Premier
               ------------------------------------------------------
agrees to use its best efforts to purchase or otherwise acquire, concurrently with or prior to the Closing, such number of shares of Company Common Stock, in negotiated transactions or otherwise, as is necessary so that the Premier's percentage of beneficial ownership of the Company Common Stock, shall at the Closing constitute at least 50.1%.

           (d) Tender Offer.  Following the Closing, Premier agrees to use its
               ------------
best efforts to effect a tender offer (the "Tender Offer") for the purchase of the then remaining outstanding shares of Company Common Stock.

           (e) Return of Certificates.   If Premier shall fail to commence the
               ----------------------
Tender Offer within five (5) days of the execution and delivery of this Purchase Agreement or if (i) Premier withdraws, abandons, or terminates the Tender Offer without Premier purchasing all Shares validly tendered, (ii) the Tender Offer expires without Premier purchasing all Shares validly tendered, or (iii) the Acquisition Agreement is terminated pursuant to Section 7.1(b) hereof, then at the election of Premier or Seller this Purchase Agreement shall be rescinded and upon Seller's return of the Purchase Consideration to Premier, Premier shall promptly return the certificate(s) evidencing Seller's Shares.

           (f) Execution of Acquisition Agreement.  Premier concurrently
               ----------------------------------
herewith, shall execute and deliver the Acquisition Agreement and the Other Agreements, and shall use its best efforts to satisfy the terms and conditions of, to perform the obligations to be performed by it under, and the consummation of the transactions contemplated by, the Acquisition Agreement.

          4.3  Reasonable Best Efforts.  Subject to the terms and conditions of
               -----------------------
this Purchase Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Purchase Agreement, except as may be required by the Seller in performing his or her fiduciary duties as an officer or director of the Company.


                                   ARTICLE V

                             CONDITIONS TO CLOSING
                             ---------------------

          5.1  Conditions to Obligation of Premier.  The obligation of Premier
               -----------------------------------
to consummate the purchase of the Shares is further subject to the satisfaction (or waiver by Premier) of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Seller set forth in this Purchase Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Purchase Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date). Premier shall have received a certificate signed by the Seller to the effect set forth in this paragraph.

          (b)  Performance of Obligations of the Seller.  The Seller shall have
               ----------------------------------------
performed in all material respects all of the covenants and obligations required to be performed by them under this Purchase Agreement at or prior to the Closing Date, and Premier shall have received a certificate signed by the Seller to the effect set forth in this paragraph.

          (c)  No Injunction.  No preliminary or permanent injunction or order
               -------------
that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Authority or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

          (d)  Acquisition Agreement. Premier and the Company shall have
               ---------------------
executed and delivered, contemporaneously with this Purchase Agreement, the Acquisition Agreement by and between Premier and the Company, dated February 25, 1998, and Company shall not be in breach or default of its obligations and agreements thereunder.

          5.2  Conditions to Obligations of the Seller.  The obligations of the
               ---------------------------------------
Seller to effect the Transactions are further subject to the satisfaction (or waiver by the Seller) of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Premier set forth in this Purchase Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Purchase Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), and the Seller shall have received a certificate signed on behalf of Premier to the effect set forth in this paragraph.

          (b)  Performance of Obligations of Premier.  Premier shall have
               -------------------------------------
performed in all material respects all of the covenants and obligations required to be performed by it under this Purchase Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of Premier to the effect set forth in this paragraph.

          (c)  Registration Rights Agreement.  The parties shall have entered
               -----------------------------
into that certain Registration Rights Agreement in the form of Exhibit "A."

          (d)  Acquisition Agreement. Premier and the Company shall have
               ---------------------
executed and delivered, contemporaneously with this Purchase Agreement, the Acquisition Agreement by and between Premier and the Company, dated February 25, 1998, and Premier shall not be in breach or default of its obligations and agreements thereunder.

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

          6.1  Indemnification by Premier.  From and after the date of this
               --------------------------
Purchase Agreement, whether or not the Transactions are consummated, Premier shall indemnify the Seller and its respective Affiliates, directors, officers, employees, partners, stockholders, agents and representatives (including attorneys and accountants) (collectively, the "Representatives") against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses ("Loss") suffered or incurred by any such indemnified party arising from or relating to any lawsuit by any governmental body or any present or former stockholder of the Company naming any of the parties entitled to indemnification hereunder (each an "indemnified party") and seeking to enjoin or otherwise prevent, prohibit or impede the consummation of the Transactions or otherwise challenging the Transactions.

          6.2  Losses Net of Insurance, etc.  The amount of any Loss for which
               -----------------------------
indemnification is provided under this Article VI shall be net of any amounts actually recovered by the indemnified party under insurance policies (net of the cost of obtaining such recovery). If Seller is entitled to indemnification under insurance policies, it shall, at the request of Premier, use its reasonable best efforts to obtain such indemnification under such insurance policies before seeking indemnification from Premier, and any expenses incurred in connection therewith shall be advanced by the party obligated to provide such indemnification (the "indemnifying party"). It is understood that the indemnification obligation of Premier is secondary and supplemental to any indemnification under any insurance policy maintained for the benefit of the indemnified party. The indemnify party shall not be relieved of its obligation to advance fees and expenses to the indemnified party in accordance with Section
6.4 (or to indemnify any indemnified person under this Article VI) by reason of any claim under any insurance policy, but shall be entitled to receive, and the indemnified party does hereby assign to the indemnifying party the right to receive, direct payment of any recovery under any such claim.

          6.3  Termination of Indemnification.  The obligations to indemnify and
               ------------------------------
hold harmless a party hereto shall not terminate, except that the obligations of Premier pursuant to Section 6.1 terminate upon a termination by either party pursuant to Section 7.1(a), but only with respect to actions or omissions from and after the time of such termination.

           6.4 Procedures Relating to Indemnification Under Article VI.
               -------------------------------------------------------

          (a) An indemnified party entitled to any indemnification in respect of, arising out of or involving a claim or demand made by any Person against the indemnify party (a "Third Party Claim") shall notify the indemnifying party in writing, and in reasonable detail of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided; however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (it being understood that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give notice).

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and unconditionally acknowledges its obligations to indemnify the indemnified party with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party (except that, for any period following receipt of notice of any Third Party Claim during which the indemnifying party has failed to assume the defense of such claim, the indemnifying party shall pay such fees and expenses as in incurred), it being understood that the indemnifying party shall control such defense; provided, that the indemnifying party shall not take any action in the conduct of such defense that would materially adversely affect the indemnified party without the consent of the indemnified party. The indemnified party shall also have the right to employ no more than one separate counsel for all indemnified party (and no more than one local counsel in any jurisdiction where it is reasonably necessary) not reasonably objected to by the indemnifying party, at the expense of the indemnifying party, but only if: (i) the use of counsel chosen by the indemnifying party to represent the indemnified party or parties would present such counsel with a conflict of interest, (ii) the actual or potential defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or are in addition to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or
(iv) the indemnifying party shall in writing authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

          (c) If the indemnifying party elects to assume the defense of any Third Party Claim, all of the indemnified parties, shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include (upon the indemnifying party's reasonable request) the provision to the indemnifying party of existing records and information which are reasonably relevant to such Third Party Claim, and making themselves (in the case of individuals) and using reasonable best efforts to make their employees and their Representatives, if any, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to attend depositions, give testimony or otherwise appear at any trial or hearing to the extent reasonably requested by the indemnifying party. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnified party's prior written consent, which consent shall not be unreasonably withheld. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third

Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim, and which would not otherwise adversely affect the indemnified party.

          (d) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim, which fees and expenses the indemnifying party shall pay as incurred in advance of the final disposition of such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided, however, that the foregoing shall not apply to any Third Party Claim prior to the Closing seeking to enjoin or otherwise prevent, prohibit or impede the consummation of the Transactions, which Third Party Claim prior to the Closing shall be defended jointly by the indemnifying party and the indemnified party, it being understood and agreed that (i) only one counsel (plus only one local counsel in any jurisdiction where it is reasonably necessary) shall be permitted for all of the indemnified party and (ii) if the parties cannot in good faith agree on a particular matter, such dispute shall be resolved in good faith by the indemnifying party, with a good faith effort to balance the interests of both the indemnified parties and the indemnifying party. If such equitable relief or other relief portion of the Third Party Claim can be so separate from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to the money damages. In the event that the indemnifying party is not permitted to assume the defense of any Third Party Claim pursuant to this Section 6.4(d), the indemnified party shall not agree to any settlement, compromise or discharge of such Third Party Claim which by its terms obligates the indemnifying party without the prior written consent of the indemnifying party.

          (e) In the event that the indemnified party is entitled to obtain counsel at the indemnifying party's expense in accordance with Section 6.4(b) or
Section 6.4(d), indemnifying party shall reimburse the indemnified party for the reasonable fees, costs and expenses of such counsel upon presentation of invoices detailing with reasonable specificity the nature of the services provided and the basis of the fees, costs and expenses incurred.

          6.5 Arbitration.  In the event that any parties are unable to resolve
              -----------
any dispute related to or arising under the Transactions contemplated hereunder, the exclusive method for resolving such dispute shall be binding, nonappealable arbitration in Irvine, California initiated by a party by a written notice to the other party demanding arbitration and specifying the claim to be arbitrated. Such arbitration shall be conducted pursuant to the Expedited Procedures of the Commercial Arbitration Rule (the "Rules") of the American

Arbitration Association ("AAA), with the following modifications. The party initiating the arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within 15 Business Days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 15 Business Day period, the arbitrator named in the Request shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 15 Business Days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third arbitrator has accepted the appointment, the two party-appointed arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to so appoint a third arbitrator, then the appointment of the third arbitrator shall be made by the AAA, which shall promptly notify the parties of the appointment. The third arbitrator shall act as chairperson of the panel. Upon appointment of the third arbitrator, the arbitrators shall proceed to commence and conduct all proceedings promptly and in accordance with the Rules. The arbitral award shall be in writing and shall be final and binding on the parties to the arbitration. The arbitrator shall be instructed to award costs, including reasonable attorneys' fees and disbursements, which shall be paid by the party against whom the award is entered. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets, without review of the merits of the award.


                                  ARTICLE VII

                              GENERAL PROVISIONS
                              ------------------

           7.1 Termination, Abandonment or Rescission of Purchase Agreement.
               ------------------------------------------------------------

           (a) This Purchase Agreement may be terminated and the purchase and sale of the Shares abandoned at any time prior to the Closing:

               (i)   by mutual consent of Premier and the Seller in writing;

               (ii) by either Premier or the Seller if the Closing shall not have occurred prior to February 27, 1998 (other than due to the failure of the party seeking to terminate this Purchase Agreement to perform its obligations under this Purchase Agreement required to be performed at or prior to such date);

               (iii) by Premier or Seller, if any Governmental Authority within the United States or any country or other jurisdiction in which Premier, directly or indirectly, has material assets or operations shall have issued an order, decree or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable; or

               (iv) by Premier, if after the date of this Purchase Agreement the Company issues (A) any shares of Company Common Stock (other than upon the conversion, exercise or exchange of securities outstanding on the date of this Purchase Agreement that are convertible into or exercisable or exchangeable for shares of Company Common Stock) or (B) any securities convertible into or exercisable or exchangeable for shares of Company Common Stock which result in the percentage of Company Common Stock beneficially held by the Seller, together with the percentage of Company Common Stock beneficially held by Premier falling below 50.1% of the ownership of all Company Common Stock (assuming the conversion, exercise or exchange of all securities referred to in clause (B)).

          (b) This Purchase Agreement and the purchase and sale of the Shares thereunder, at the election of either Premier or Seller, shall be rescinded following the Closing in the event that:

               (i) Premier withdraws, abandons, or terminates the Tender Offer without Premier purchasing all Shares validly tendered;

               (ii) the Tender Offer expires without Premier purchasing all Shares validly tendered; or

               (iii) in the event the Acquisition Agreement is terminated.

          (c) In the event of termination of this Purchase Agreement by either Premier or the Seller as provided in Section 7.1(a), this Purchase Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Premier or the Seller, other than Section 2.5, Article VI and Article VII. Nothing contained in this Section shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Purchase Agreement.

          7.2  Counterparts. This Purchase Agreement may be executed in one or
               ------------
more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          7.3  Notices.  All notices, requests, demands or other communications
               -------
provided herein shall be made in writing and shall be deemed to have been duly given if delivered as follows:

          If to Premier:

               Premier Laser Systems, Inc.
               3 Morgan
               Irvine, California 92618
               Attn:  Secretary
               Fax:   (714) 951-7218

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               695 Town Center Drive, 17/th/ Floor
               Costa Mesa, California 92626-1924
               Attn: Peter J. Tennyson, Esq.
               Fax:   (714) 979-1921

          If to Seller:

               Mark S. Blumenkranz, M.D.
               20 Larguita Lane
               Portola Valley, California 94028
               Fax: (650) 851-8796

          with a copy to:

               Quinn, Emanuel, Urquhart, Oliver & Hedges
               865 S. Figueroa Street, 10/th/ Floor
               Los Angeles, California 90017
               Attention: Steve G. Madison
               Fax: (213) 624-0643

or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) on the date received, if sent by fax.

          7.4  Governing Law.  This Purchase Agreement shall be governed by and
               -------------
construed in accordance with the laws of the State of California as applied to contracts entered into and to be performed in California and without regard to the application of principles of conflict of laws.

          7.5  Interpretation.  When a reference is made in this Purchase
               --------------
Agreement to an Article or Section, such reference shall be to an Article or Section of this Purchase Agreement unless otherwise indicated. The table of contents and headings contained in this Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Purchase Agreement. Whenever the words "include," "includes" or "including" are used in this Purchase Agreement, they shall be deemed to be followed by the words "without limitation."

          7.6  Successors and Assigns.  Except as otherwise expressly provided
               ----------------------
in this Purchase Agreement, neither this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Premier, prior to or after the consummation of the transactions contemplated by Sections 2.1 and 2.2, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Purchase Agreement to any wholly owned Subsidiary of Premier. However, no such assignment shall relieve Premier of any of its obligations under this Purchase Agreement. Subject to the preceding sentence, this Purchase Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs.

          7.7  Entire Agreement; No Oral Waiver; Construction.  This Purchase
               ----------------------------------------------
Agreement and the agreements, certificates and other documents contemplated hereby and thereby, including the Acquisition Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith. No covenant or condition or representation not expressed in this Purchase Agreement shall affect or be effective to interpret, change or restrict this Purchase Agreement. No prior drafts of this Purchase Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Purchase Agreement or the transactions contemplated hereby. This Purchase Agreement may not be amended, changed or terminated orally, nor shall any amendment, change, termination or attempted waiver of any of the provisions of this Purchase Agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Purchase Agreement and no waiver of any provision of or default under this Purchase Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

          7.8  Severability.  If any provision of this Purchase Agreement (or
               ------------
any portion thereof) shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Purchase Agreement (and portions thereof) shall not be affected and shall remain in full force and effect.

          7.9  No Third-party Rights.  Nothing in this Purchase Agreement,
               ---------------------
expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Purchase Agreement.

          7.10 Remedies.  Each of the parties hereto acknowledges and agrees
               --------
that (i) the provisions of this Purchase Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and
(ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Purchase Agreement by the other parties hereto without the necessity of proving irreparable injury or actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

          7.11 Further Assurances.  From time to time, at the reasonable request
               ------------------
of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Purchase Agreement.

          7.12 Survival of Representations.
               ---------------------------

          (a) All representations and warranties contained herein or made pursuant hereto shall survive the Closing. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

          (b) The representations and warranties made by any party in this Purchase Agreement or in any agreement, certificate, schedule or exhibit delivered in connection with this Purchase Agreement may be fully and completely relied upon by each other party unless the party seeking to avoid such representation or warranty can demonstrate that the investigation made by or on behalf of such other party actually revealed or disclosed the inaccuracy in question.

          7.1  No Restrictions on Directors.  Notwithstanding anything to the
               ----------------------------
contrary in this Purchase Agreement, it is understood and agreed that no provision of this Purchase Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby shall in any way limit or restrict the actions of any Person to the extent such Person is acting in such Person's capacity as a director on the Board of Directors of Premier or the Company, and nothing in this Purchase Agreement or the Registration Rights Agreement is intended to, or shall be deemed to, restrict the exercise of fiduciary duties by any such Person in such capacity.


                           [Signature Pages Follow]

                    [SIGNATURE PAGE FOR PURCHASE AGREEMENT]

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Purchase Agreement as of the day and year first above written.



                                              "Premier"

                                              PREMIER LASER SYSTEMS, INC.

                                              By:/s/ Colette Cozean
                                                 ---------------------------
                                              Name:_________________________
                                              Title:________________________


                                              "Seller"


                                              /s/ Mark S. Blumenkranz
                                              ------------------------------
                                              Name: Mark S. Blumenkranz, M.D.


                                              /s/ Recia Blumenkranz
                                              ------------------------------
                                              Name: Recia Blumenkranz, M.D.

                                  EXHIBIT "A"

                         REGISTRATION RIGHTS AGREEMENT

                                  EXHIBIT "B"

                            FORM OF CLASS C WARRANT

                                  EXHIBIT "C"

                            FORM OF CLASS D WARRANT